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                                                                   Exhibit 5.1

                                  May 24, 2000



Reunion Industries, Inc.
300 Weyman Plaza, Suite 340
Pittsburgh, Pennsylvania  15236

Gentlemen:

     In connection with the Registration Statement on Form S-8 (the "Registration Statement") to be filed by Reunion Industries, Inc., a Delaware corporation (the "Company"), under the Securities Act of 1933, as amended (the "Securities Act"), in connection with the registration of 600,000 shares of the Company's common stock, par value $.01 per share (the "Shares"), reserved for issuance under the Company's 1998 Stock Option Plan (the "Plan"), we, as counsel for the Company, have examined such corporate records, other documents, and questions of law as we have considered necessary or appropriate for the purpose of this opinion.

          Based on such examination, we are of the opinion that when the Registration Statement shall have been declared effective by order of the Securities and Exchange Commission and when the Shares have been duly issued and delivered pursuant to the terms of the Plan, such Shares will be validly issued, fully paid and non-assessable.

          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

                                    Sincerely,

                                    BUCHANAN INGERSOLL PROFESSIONAL CORPORATION

                                    By:   /s/ Stephen W. Johnson
                                          ----------------------
                                          Stephen W. Johnson